Exhibit 10.11

Agreement Between Quest Patent Research Corporation, Wynn Technologies, Inc.,
And Sol Li (formerly Sol Wynn)

This document sets forth all of the material terms of the agreement between Quest Patent Research Corporation (formerly Quest Products Corporation)("Quest"), Wynn Technologies Inc., and Sol Li (formerly Sol Wynn) ("Mr. Li") effective as of February 8„ 2011 (hereinafter "the Agreement"). In consideration for the mutual promises and obligations set forth herein the parties hereto agree as follows:

1.	All prior written and oral agreements between the parties hereto are hereby terminated and of no further force and effect;
2.	The parties hereto intend that this Agreement shall be a mutually binding and enforceable agreement which sets forth all of the material terms and obligations between the parties, however, the parties intend and contemplate that they will enter into a more formal written agreement, incorporating all of the terms hereof, as soon as U.S. Patent number RE38,137E (hereinafter "the Patent") is acquired from Howard Wagner and/and or his successors and assigns ("Wagner") as described in paragraph 3, below;
3.	Upon the execution hereof by the parties, Quest shall use its best efforts to acquire the Patent from Wagner on behalf of Wynn Technologies, Inc. To be effective, the acquisition shall require that all right, title and interest to the Patent be assigned to Wynn Technologies, Inc., and the assignment document recorded in the United States Patent Office within 15 days of the acquisition. If all right, title and interest to the Patent is not acquired by Wynn Technologies Inc., within forty five (45) days from the date of execution of all parties of this Agreement, then this Agreement shall terminate and be of no further force and effect in which case the parties shall have whatever legal rights and claims they had as if this Agreement had never been entered into by the parties;
4.	In the event that the timely acquisition contemplated in paragraph 3, above occurs, then in such case the parties agree that all rights, claims, causes of action or other disputes of any kind or description, whether known or unknown, between the parties as well as their officers, directors, shareholders, agents and representatives, as well as any and all claims against Mr. Wagner, are as of the date of recording of the Patent in the U.S. Patent Office, forever mutually released by the parties;
5.	As of the date of execution hereof, it is acknowledged that Mr. Li is the holder of 35% of the common stock, consisting of 3500 shares in Wynn Technologies Inc., and nothing set forth or contemplated herein shall alter or change his stock ownership in Wynn Technologies Inc.;
6.	Upon the acquisition of the Patent and the recording of the assignment with the U.S. Patent Office, Mr. Li shall receive a grant of warrants to purchase up to five million shares of the common stock of Quest at a strike price of $0.001 per share. The warrants shall vest to Mr. Li 50% upon the recording of the Patent with the U.S. Patent Office and 50% after the passage of one (1) year following the recording of the Patent with the U.S. Patent Office or the sale or licensing of the Patent, whichever occurs first. All vested warrants must be exercised no later than the final expiration date of the Patent. Any vested warrants not exercised by that date shall expire.

7.	Following the acquisition of the Patent contemplated in paragraph 3, above, Quest and Wynn Technologies Inc., agree to use their best efforts to monetize the Patent, which efforts may include enforcement of the Patent in legal proceedings against persons or entities believed to be practicing the claims of the Patent;
8.	In furtherance of all efforts by Quest and Wynn Technologies Inc., to monetize the Patent, Mr. Li agrees to cooperate fully, as the inventor of the patent, in providing all relevant facts and information surrounding his conception of the invention described in the Patent as well as all of his efforts to reduce the invention to practice. This cooperation may require, among other things, the attendance by Mr. Li at meetings, by phone or in person, with prospective licensees as well as Mr. Li's testimony at deposition and trial in any patent infringement proceedings to enforce the Patent. Mr. Li shall be reimbursed for all out of pocket travel expenses, lodging, meals (from place of departure to destination), costs actually expended by him in connection with providing the cooperation contemplated hereunder and a per diem compensation of $200 per day;
9.	Following the acquisition of the Patent as contemplated in paragraph 3, above, all revenues or monies generated by the Patent from any source for the life of the Patent ("gross proceeds") shall be divided as follows between the parties after first deducting all actual costs, disbursements and expenses actually paid and incurred by Quest and/or Wynn Technologies Inc., in connection with the monetization and enforcement of the Patent ("Net Proceeds"): Sixty percent (60%) of the Net Proceeds shall be retained by Wynn Technologies Inc., forty percent (40%) of the Net Proceeds shall be paid and distributed on a quarterly basis to Mr. Li, or any person or entity designated by Mr. Li;
10.	Wynn Technologies, Inc. shall not transfer, assign, sell, hypothecate or otherwise encumber the Patent without the express written consent of Mr. Li unless, as of the date of such transfer, assignment, sale, hypothecation, or other encumbrance, Mr. Li has received a total of at least $250,000. U.S. It is understood and agreed that following any such transfer or assignment of the Patent, Mr. Li shall continue to receive his forty percent (40%) share of the Net Proceeds of any and all monies paid to Wynn Technologies Inc., in connection with the Patent.
11	A detailed profit and loss statement shall accompany every quarterly payment of Net Proceeds. Mr. Li shall also have the right to examine financial records of Wynn Technologies, Inc. upon 15 days written notice;
12.	Quest and Wynn Technologies, Inc. shall use their best efforts to insure that all costs, expenses and disbursements incurred or expended are reasonable in light of the efforts taken to monetize the Patent.
13.	Mr. Li shall be informed in writing at least once every quarter regarding the status of any developments on the efforts of monetization of the Patent, including potential licensing prospects and legal proceedings;

This Agreement shall be construed in accordance with, and governed by the laws of the State of California. The parties agree that upon written notice of material breach and a thirty (30) day opportunity to cure any such claimed breach, any disputes between the parties and all matters related thereto shall be subject to mandatory and binding arbitration before a single arbitrator under the Rules of The American Arbitration Association, such arbitration to take place in Los Angeles, California or San Francisco , California, at the election of Quest or Wynn Technologies Inc.

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Agreed to this  9  day of February, 2011

Quest Patent Research Corporation

By:	/s/ Herbert M. Reichlin

Wynn Technologies, Inc.,

By:	/s/ Herbert M. Reichlin

Sol Li

/s/ Sol M. Li

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